Exhibit 99.1

TYCO ELECTRONICS LTD.

CONSOLIDATED AND COMBINED SEGMENT RESULTS (UNAUDITED)

	For the Quarters Ended					For the Years Ended
	December 26,	September 26,	June 27,	March 28,	December 28,	September 26,	September 28,
	2008	2008	2008	2008	2007	2008	2007
	(in millions)
Net Sales:
Electronic Components	$1,625	$2,255	$2,466	$2,320	$2,234	$9,275	$8,530
Network Solutions	456	561	573	517	512	2,163	1,897
Specialty Products	367	458	464	440	406	1,768	1,581
Undersea Telecommunications	265	301	278	272	314	1,165	565
Wireless Systems	96	131	127	113	92	463	386
Total	$2,809	$3,706	$3,908	$3,662	$3,558	$14,834	$12,959

Income (Loss) from Operations:
Electronic Components	$(16)	$33	$334	$342	$279	$988	$1,078
Network Solutions	45	66	66	53	69	254	231
Specialty Products	28	66	83	77	73	299	261
Undersea Telecommunications	38	39	39	39	43	160	38
Wireless Systems	(107)	24	22	13	8	67	39
Pre-Separation litigation charges, net and Separation costs	(9)	8	(7)	(23)	—	(22)	(931)
Total	$(21)	$236	$537	$501	$472	$1,746	$716